                                                                    Exhibit 99.1



                         (AVANIR PHARMACEUTICALS LOGO)

                                  NEWS RELEASE

FOR IMMEDIATE RELEASE

                Contacts:  At Avanir Pharmaceuticals:
                           Patrice Saxon, Investor Relations
                           858-622-5202
                           psaxon@avanir.com

                         AVANIR PHARMACEUTICALS REPORTS
                 FOURTH QUARTER AND FISCAL 2003 YEAR END RESULTS

      San Diego, December 16, 2003 -- Avanir Pharmaceuticals (AMEX: AVN) today reported a net loss for the fourth quarter of fiscal 2003 of $7.0 million, or $0.11 per share, compared to a net loss of $4.4 million, or $0.08 per share for the same period a year ago. Contributing to the current period loss were lower revenues, the Company's expenditures related to ongoing clinical development programs, and medical education and awareness programs associated with pseudobulbar affect (PBA), also known as emotional lability.

      Research and development (R&D) expenses for the fourth quarter of fiscal 2003 amounted to $5.6 million, compared to $4.0 million for the same period a year ago. The Company continued working on the following clinical trials and studies during the fourth fiscal quarter:

      - A Phase III clinical trial of Neurodex(TM) for the treatment of PBA in patients with multiple sclerosis;

      - An open-label study of Neurodex in the treatment of PBA in a diverse population of patients with neurologic disorders;

      - A Phase I clinical trial of AVP-13358 for the treatment of allergy and asthma; and

      - Preclinical research on potential treatments for inflammatory diseases, cholesterol reduction and infectious disease.

Expenditures on R&D programs accounted for 72% of total operating expenses for the fourth quarter of fiscal 2003, compared to 70% of total operating expenses for the same period a year ago.

      Revenues for the fourth fiscal quarter ended September 30, 2003 were $600,000, compared to $1.2 million for the same period a year ago. Revenues for the current period included $402,000 that the Company recognized from the sale of Abreva(R) royalty rights to Drug Royalty USA, based on actual Abreva royalties of $1.0 million that were due Drug Royalty USA by GlaxoSmithKline. In fiscal 2003, Avanir sold an undivided interest in its Abreva license agreement to Drug Royalty USA for $24.1 million and recorded the amount as deferred revenue, to be recognized ratably as revenue over approximately the 11 years remaining under the license agreement. Avanir also earned $193,000 from government research grants. Revenues for the same period a year ago included primarily $879,000 in Abreva royalties earned and paid directly to Avanir by GlaxoSmithKline and $132,000 in government research grants.

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
FISCAL YEAR RESULTS

      The net loss attributable to common shareholders in fiscal 2003 amounted to $23.3 million, or $0.39 per share, compared to $10.3 million, or $0.18 per share for the same period a year ago. Contributing to the loss were higher R&D program costs and lower revenues from milestones in license agreements.

      Operating expenses for fiscal 2003 amounted to $25.9 million, compared to $19.5 million in fiscal 2002. The 33% increase in operating expenses was primarily due to a 36% increase in R&D expenses. Total R&D expenses in fiscal 2003 amounted to $18.6 million, compared to $13.6 million for the same period a year ago. A breakdown of major R&D spending for fiscal 2003 and fiscal 2002 is as follows:

                                                         R&D PROJECT EXPENSE
                                               ---------------------------------------
                                                  FISCAL 2003            FISCAL 2002
                                               -----------------      ----------------
                                               AMOUNT    PERCENT      AMOUNT    PERCENT
                                               ------    -------      ------    ------
                                               (MILS.)                (MILS.)
Develop Neurodex for the treatment of PBA      $ 5.1       27.4%      $ 3.0       22.1%

Develop Neurodex for neuropathic pain ...        2.1       11.3%        1.3        9.5%

Develop AVP-13358 as a treatment for
allergy and asthma ......................        4.7       25.3%        4.8       35.3%

Research on regulating the target MIF
as a potential treatment for inflammatory
diseases ................................        2.2       11.8%        1.3        9.5%

Government-funded projects ..............        0.8        4.3%        0.2        1.5%

Other research focused primarily on
lowering cholesterol and treating
infectious diseases .....................        3.7       19.9%        3.0       22.1%
                                               -----      -----       -----      -----

    Total ...............................      $18.6      100.0%      $13.6      100.0%
                                               =====      =====       =====      =====

Sales and marketing costs increased by $1.0 million, reflecting the higher costs associated with medical education and patient-physician awareness programs associated with the treatment of PBA.

      Revenues for fiscal 2003 were $2.4 million, compared to $8.9 million in fiscal 2002. Revenues for fiscal 2003 included $1.8 million in revenues that the Company recognized from the sale of Abreva(R) royalty rights to Drug Royalty
USA and $587,000 from government research grants. Fiscal 2002 revenues included a final $5.0 million milestone payment from GlaxoSmithKline on reaching the one-year anniversary of Abreva product launch and $3.4 million in Abreva royalties.

BALANCE SHEET HIGHLIGHTS

      As of September 30, 2003, Avanir had cash, short and long-term investments in securities and restricted investments totaling $17.5 million, compared to $13.2 million as of September 30, 2002. Net working capital was $10.6 million, deferred revenue was $22.7 million and shareholders' equity was $1.0 million as of September 30, 2003. On December 5, 2003, the Company raised $8.0 million in a private placement financing, which is not reflected in the 4th quarter and fiscal year end results.

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
ANNUAL MEETING

      The 2004 Annual Meeting of Shareholders of Avanir Pharmaceuticals will be held on March 18th, 2004 at 10:00 a.m. at the Company's Conference Center, located at 11404 Sorrento Valley Road, San Diego, California. All shareholders are cordially invited to attend the meeting.

CONFERENCE CALL AND WEBCAST

      Management will host a conference call with a simultaneous webcast today at 1:30 p.m. Pacific/ 4:30 p.m. Eastern to discuss fourth fiscal quarter and fiscal year 2003 operating performance. The call/webcast will feature President and Chief Executive Officer Gerald J. Yakatan, Ph.D., and Vice President and Chief Financial Officer Gregory P. Hanson, CMA. The webcast will be available live via the Internet by accessing Avanir's web site at www.avanir.com or CCBN's www.companyboardroom.com. Please go to either web site at least ten minutes early to register, download and install any necessary audio software. Replays of the webcast will be available for 90 days, or a phone replay will be available through December 23, 2003, by dialing (888) 266-2086 and entering the passcode # 351134.

THE COMPANY

      Avanir Pharmaceuticals, based in San Diego, is a drug discovery and development company focused on the development of treatments for central nervous system disorders and inflammatory diseases. The Company's lead product candidate, Neurodex(TM), is in Phase III clinical development for pseudobulbar affect, also known as emotional lability. Neurodex is also in Phase II clinical development for neuropathic pain. An internally developed small molecule, AVP-13358, is in a Phase I clinical trial for the treatment of allergy and asthma. Using its proprietary Xenerex(TM) technology, Avanir also develops human monoclonal antibodies for infectious diseases and other therapeutic applications. The Company's first commercialized product, Abreva(R), is marketed in North America by GlaxoSmithKline and is the leading over-the-counter product for the treatment of cold sores.

Except for the historical information presented herein, matters discussed in this press release contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements that are preceded by, followed by, or that include such words like "estimate," "anticipate," "believe," "intend," "plan," or "expect" or similar statements are forward-looking statements. In regard to financial projections, risks and uncertainties include risks associated with milestones and royalties earned from licensees, and results of clinical trials or product development efforts, as well as risks shown in the Company's Annual Report on Form 10-K and from time-to-time in other publicly available information regarding the Company. Copies of such information are available from Avanir upon request. Such publicly available information sets forth many risks and uncertainties related to Avanir's business and technology. The company disclaims any intent or obligation to update these forward-looking statements.

                              - Tables to follow -

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
                             AVANIR PHARMACEUTICALS
                          SUMMARY FINANCIAL INFORMATION

                                        Quarters Ended September 30,           Years Ended September 30,
                                      -------------------------------       -------------------------------
Statement of operations data:             2003               2002               2003              2002
                                      ------------       ------------       ------------       ------------
Revenues                              $    599,762       $  1,165,809       $  2,438,733       $  8,853,742
                                      ------------       ------------       ------------       ------------
Expenses
  Research and development               5,562,255          3,971,191         18,558,017         13,602,484
  General and administrative             1,259,026          1,124,030          4,736,791          4,243,829
  Sales and marketing                      862,387            567,134          2,621,320          1,640,812
  Cost of sales                                 --                 --              3,102              4,731
                                      ------------       ------------       ------------       ------------
    Total operating expenses             7,683,668          5,662,355         25,919,230         19,491,856
                                      ------------       ------------       ------------       ------------
Loss from operations                    (7,083,906)        (4,496,546)       (23,480,497)       (10,638,114)
  Interest income                           63,349            143,929            265,874            663,588
  Other income                               6,882             33,917             26,801            129,514
  Interest expense                         (10,479)           (13,843)           (44,927)           (60,560)
                                      ------------       ------------       ------------       ------------
      Loss before income taxes          (7,024,154)        (4,332,543)       (23,232,749)        (9,905,572)
  Income tax benefit (provision)            33,167            (87,625)            (3,599)          (343,940)
                                      ------------       ------------       ------------       ------------
      Net loss                        $ (6,990,987)      $ (4,420,168)      $(23,236,348)      $(10,249,512)
                                      ============       ============       ============       ============
      Net loss attributable to
       common shareholders            $ (6,990,987)      $ (4,431,027)      $(23,264,293)      $(10,292,798)
                                      ============       ============       ============       ============
Net loss per share
      Basic and diluted               $      (0.11)      $      (0.08)      $      (0.39)      $      (0.18)
                                      ============       ============       ============       ============
Weighted average number of
  common shares:

      Basic and diluted                 64,147,835         58,284,033         59,896,135         58,206,969
                                      ============       ============       ============       ============


                                                          September 30, 2003     September 30, 2002
                                                          ------------------     ------------------
Balance sheet data:

Cash and cash equivalents                                     $12,198,408           $ 8,630,547
Short-term, long-term and restricted investments in
  securities                                                    5,258,881             4,538,460
                                                              -----------           -----------
Total cash and investments in securities                      $17,457,289           $13,169,007
Net working capital                                           $10,619,216           $ 5,918,083
Total assets                                                  $29,645,257           $20,332,929
Deferred revenue                                              $22,742,641           $   233,333
Total liabilities                                             $28,608,026           $ 5,752,259
Convertible preferred stock                                   $        --           $   521,189
Shareholders' equity                                          $ 1,037,231           $14,059,481

                                      ####

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